UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 30, 2006

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 Field Point Road, Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 629-3722

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 2, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Genesee & Wyoming Inc. (the “Company”) approved the payment of cash bonuses and equity awards (“Transaction Bonuses”) to certain executive officers and other members of the Company’s management, based on the successful completion of the sale by the Company and its 50-percent joint venture partner, Wesfarmers Limited (“Wesfarmers”), of the Western Australia operations and certain other assets of the Australian Railroad Group (“ARG”) to Queensland Rail and Babcock & Brown Limited for approximately $971.0 million, plus certain closing adjustments currently estimated to be $14 million (the “ARG Sale”) and the purchase of Wesfarmers’ 50-percent ownership of the remaining ARG operations, which are principally located in South Australia and the Northern Territory for approximately $15.0 million (the “ARG Purchase,” together with the ARG Sale, the “Australia Transactions”). The Committee approved the Transaction Bonuses, which include the cash bonuses and equity awards set forth below, in recognition of the significant value creation achieved by management resulting from the Australia Transactions.

	Compensation
	Cash Bonuses	Equity Awards
Name and Title		Restricted Stock Awards(1)	Option Awards(1)
Chairman and CEO	$740,311	17,063	136,476
President	$422,417	9,736	77,872
Chief Financial Officer	$167,733	1,657	13,252
Chief Operating Officer	$125,867	1,243	9,944
General Counsel	$160,367	1,584	12,670
(1)	Amounts shown in these columns represent the number of shares of Class A Common Stock underlying such award.

The Committee structured these equity awards consistent with its executive compensation philosophy. The Committee views stock options as an important component of overall executive compensation because stock options emphasize the objective of increasing shareholder value. As was the case in prior annual equity awards to senior corporate management, stock options constitute approximately 70% of the value of total long-term incentive compensation, with restricted shares constituting the remaining 30% of the value. Option awards were made pursuant to award notices that are consistent with award notices previously filed as exhibits with the Securities and Exchange Commission, including a five year term, and the awards shall be fully vested as of the date of grant. All options are granted with an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted stock awards were made pursuant to award notices that are consistent with award notices previously filed as exhibits with the Securities and Exchange Commission, and the awards vest over a three-year period, with one-third becoming exercisable on each anniversary of the grant date, subject to acceleration upon a change in control.

The Transaction Bonuses will result in $5.8 million of expense in the 2nd quarter of 2006, of which $3.8 million is attributable to compensation to executive officers and $2.0 million is attributable to compensation to 58 managers who participate in the Company’s bonus programs. The 2nd quarter expense from the Transaction Bonuses is comprised of $3.1 million in cash expense and $2.7 million of non-cash options expense. Other fees and expenses associated with the Australia Transactions will also be included in the Company’s 2nd quarter results.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 2, 2006, the Company issued a press release announcing the completion of the Australia Transactions. A copy of the press release is filed with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.01.

DISPOSITION OF ASSETS

Effective June 1, 2006, the Company and Wesfarmers completed the ARG Sale. ARG was 50 percent-owned by the Company and 50 percent-owned by Wesfarmers.

ACQUISITION OF ASSETS

Effective June 1, 2006, the Company also completed the ARG Purchase. The consideration paid for the ARG Purchase was determined by management and our Board to be appropriate based on discounted cash flow and net book value analyses of the ARG operations that were not sold pursuant to the ARG Sale on a stand-alone basis.

Item 8.01. Other Events.

On May 31, 2006, the Committee adopted new executive share retention guidelines for certain executive officers of the Company. The share retention guidelines are intended to further align the interests of the Company’s executive officers with the interests of the Company’s stockholders. Under the guidelines, certain executives of the Company are expected to maintain a significant ownership position, derived from a multiple of such executive’s current base salary but expressed as a number of shares. Prior to achieving the share ownership guideline amount, these executives are expected to retain a portion of the net after-tax gain realized under equity based compensation awards granted after the adoption of these guidelines.

The share guideline amounts are set forth below:

Principal Position	Share Guideline Amount	Portion of Gain Retained
Chief Executive Officer	135,000	100%
President	75,000	100%
Chief Financial Officer	30,000	50%
General Counsel	30,000	50%
Chief Operating Officer	30,000	50%
Chief Accounting Officer	15,000	50%

Item 9.01 Exhibits

(c)	Exhibits

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
99.1	Press Release, dated June 2, 2006 announcing Completion of Sale of Western Australia Assets and Acquisition of Remaining 50 Percent of South Australia Operations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

June 2, 2006	By:	/s/ Adam B. Frankel
	Name:	Adam B. Frankel
	Title:	Senior Vice President, General Counsel & Corporate Secretary